Exhibit 99.1

NOTICE OF REDEMPTION

Proofpoint, Inc.

November 22, 2017

TO:         All holders of outstanding 1.25% Convertible Senior Notes due 2018 of Proofpoint, Inc.

Dear Note Holder:

Pursuant to that certain Indenture dated as of December 11, 2013 (the “Indenture”) between Proofpoint, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), the Company originally issued $201,250,000 in principal amount of 1.25% Senior Convertible Notes due 2018 (the “Notes”).  This letter shall serve as formal notice pursuant to Section 15.04 of the Indenture that the Company has elected to redeem in full all of the outstanding Notes on December 27, 2017 (the “Redemption Date”).

Key Information

Redemption Date:	December 27, 2017
Redemption Price:	100% of the principal amount of Notes, plus accrued interest, if any, to the Redemption Date
Applicable Conversion Price:	$39.01 per share of Common Stock
Applicable Conversion Rate:	25.6353 shares of Common Stock per $1,000 principal amount of Notes
CUSIP Number of the Notes*:	743424 AB9

OPTIONS AVAILABLE TO HOLDERS OF NOTES

1.                                      Conversion of Notes into Common Stock

At any time prior to 5:00 p.m., New York City time, on Tuesday, December 26, 2017, the last business day prior to the Redemption Date, each $1,000.00 principal amount of the Notes is convertible, at the option of the holder, at the conversion price of $39.01 per share, into 25.6353 shares of the Company’s common stock (the “Common Stock”).  The closing price of the Common Stock as reported on the Nasdaq National Market on November 21, 2017 was $91.10 per share.  Holders of Notes are urged to obtain current market quotations for the Common Stock (Nasdaq: PFPT).  In the event such conversion would result in a fractional share of Common Stock, an amount equivalent to the value of the fractional share based on the closing sale price of the Common Stock on the conversion date will be paid in cash by the Company as provided in the Indenture.

The conversion right expires at 5:00 p.m., New York City time, on December 26, 2017 unless the Company fails to pay the Redemption Price.  Any Notes which have not been properly delivered for conversion in accordance with the Indenture prior to such time will be automatically redeemed.  Holders who want to convert Notes into Common Stock must satisfy the requirements set forth in the Notes and in the Indenture.  The address of Wells Fargo Bank, National Association, the paying agent for the Notes, is as follows:

Registered/Certified Mail:	Regular Mail or Courier:	In person:
Wells Fargo Bank, NA Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, NA Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, NA Corporate Trust Services MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

2.             Redemption of Notes

Any Notes which have not been converted into Common Stock on or prior to 5:00 p.m., New York City time, on December 26, 2017 will be redeemed on the Redemption Date.  Upon redemption, a holder will receive 100% of the principal amount of such holder’s Notes (the “Redemption Price”) and accrued and unpaid interest thereon to, but excluding, the Redemption Date.  On and after the Redemption Date, and unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue and holders of Notes will not have any rights as such holders other than the right to receive 100% of the principal amount of such holder’s Notes, without further interest, upon surrender of their Notes to Wells Fargo, National Association (the “Paying Agent”).

To receive payment of the Redemption Price and accrued and unpaid interest on the Notes to, but excluding, the Redemption Date, holders must surrender the Notes to the Paying Agent for cancellation.  The address of the Paying Agent is as follows:

Registered/Certified Mail:	Regular Mail or Courier:	In person:
Wells Fargo Bank, NA Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, NA Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, NA Corporate Trust Services MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

Wells Fargo Bank, National Association policy does not allow the safekeeping of securities within Corporate Trust Operations for a period of longer than 30 days. Please DO NOT submit your securities for payment more than 30 days in advance of the Redemption Date. A $25.00 wire transfer fee will be deducted by the Paying Agent from each payment requested to be made by wire. When inquiring about this redemption, please have the Note number available. Please inform the customer service representative of the CUSIP number of the Notes.  Customer Service can be reached at 612-667- 6282 or Toll Free at 1-800-344-5128.

IMPORTANT INFORMATION REGARDING TAX CERTIFICATION AND POTENTIAL WITHHOLDING:

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to Wells Fargo Bank, N.A. Corporate Trust Services to ensure payments are reported accurately to you and to the IRS.  In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by Wells Fargo Bank, N.A. Corporate Trust Services before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.

*Note:  The Company and the Trustee shall not be responsible for selection or use of the CUSIP numbers selected, nor is any representation made as to their correctness indicated in the notice or printed on any Notes.  They are included solely for the convenience of the holders.

QUESTIONS/FURTHER INFORMATION

If you have any questions regarding the redemption of the Notes or related matters, you may contact the following persons:

Indenture Trustee for the Notes	The Company

Wells Fargo Bank , National Association Bondholder Communications Phone: (800)-344-5128	Proofpoint, Inc. 892 Ross Drive Sunnyvale, CA 94089 Attention: Stephen Chen Phone: (408) 517-4710 Fax: (408) 517-4711 Email: schen@proofpoint.com

Sincerely,

PROOFPOINT, INC.

By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer